INVESCO INTERNATIONAL GROWTH FUND                                  SUB-ITEM 77Q3

DUE TO THE RESTRICTIONS IN THE FORMAT OF FORM N-SAR TO ALLOW REPORTING OF INFORMATION FOR MULTIPLE CLASSES OF SHARES, THIS EXHIBIT PROVIDES CLASS LEVEL INFORMATION FOR ITEMS 72DD, 73A, 74U AND 74V.

FOR PERIOD ENDING:   4/30/2010
FILE NUMBER :        811-6463
SERIES NO.:          1

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
72DD.   1   Total income dividends for which record date passed during the period. (000's Omitted)
            Class A               $ 2,326
        2   Dividends for a second class of open-end company shares (000's Omitted)
            Class B               $   303
            Class C               $   724
            Class R               $   191

73A.        Payments per share outstanding during the entire current period: (form nnn.nnnn)
        1   Dividends from net investment income
            Class A                0.2938
        2   Dividends for a second class of open-end company shares (form nnn.nnnn)
            Class B                0.1475
            Class C                0.1475
            Class R                0.2468
            Class Y                0.3430
            Institutional Class    0.3880

74U.    1   Number of shares outstanding (000's Omitted)
            Class A                76,129
        2   Number of shares outstanding of a second class of open-end company shares (000's Omitted)
            Class B                 2,423
            Class C                 6,209
            Class R                 4,188
            Class Y                 4,600
            Institutional Class    44,973

74V.    1   Net asset value per share (to nearest cent)
            Class A               $ 24.90
        2   Net asset value per share of a second class of open-end company shares (to nearest cent)
            Class B               $ 23.10
            Class C               $ 23.12
            Class R               $ 24.66
            Class Y               $ 24.95
            Institutional Class   $ 25.23
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